AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT



Effective January 1, 1996, the Agreement dated March 27, 1995,and amended on July 1, 1995, between COLONIAL TRUST IV (Trust) on behalf of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund and Colonial High Yield Municipal Fund (collectively, the "Funds") and COLONIAL MANAGEMENT ASSOCIATES, INC. (Adviser) is hereby amended to replace
Section 5 in its entirety:


5. The Funds shall pay the Adviser monthly a fee at the annual rate of 0.60% of the first $1 billion, 0.55% in excess of $1 billion, 0.50% in excess of $3 billion and 0.45% in excess of $4 billion of the combined average daily net assets of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund and Colonial High Yield Municipal Fund; provided, however that the monthly fee otherwise payable by Colonial Tax-Exempt Fund after application of the foregoing provision shall be reduced by an amount equal to the product of (a) 0.05%12 times
     (b) the lesser of $1 billion or the excess of Colonial Tax-Exempt Fund's average daily net assets for the month over $2 billion; and provided, further however, that the monthly fee otherwise payable by Colonial Tax-Exempt Fund after application of the foregoing clauses
     (a) and (b) shall be further reduced by an amount calculated as follows: (i) for January through March 1996, the reduction shall be (0.01% 12) times the Fund's average daily net assets for the month, (ii) for April through June 1996, the reduction shall be (0.02%
     12) times the Fund's average daily net assets for the month, (iii) for July through September 1996, the reduction shall be (0.03% 12) times the Fund's average daily net assets for the month, and (iv) for months after September 1996, the reduction shall be (0.04% 12) times the Fund's average daily net assets for the month.


COLONIAL TRUST IV on behalf of
COLONIAL TAX-EXEMPT FUND
COLONIAL TAX-EXEMPT INSURED FUND
COLONIAL HIGH YIELD MUNICIPAL FUND



By:  PETER L. LYDECKER
     -----------------
     Peter L. Lydecker
     Title:  Controller



COLONIAL MANAGEMENT ASSOCIATES, INC.



By:   ARTHUR O. STERN
      ---------------
      Arthur O. Stern
      Title:  Executive Vice President


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This
Amendment is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of Colonial Tax-Exempt Fund, Colonial Tax-Exempt
Insured Fund and Colonial High Yield Municipal Fund.




S:\FUNDS\GENERAL\CONTRACT\CTEFAMD2.DOC